Exhibit (a)(5)(i)

INDEPENDENCE HOLDING COMPANY	CONTACT: Loan Nisser
96 CUMMINGS POINT ROAD	(646) 509-2107
STAMFORD, CONNECTICUT 06902	www.IHCGroup.com
NYSE: IHC

NEWS RELEASE

INDEPENDENCE HOLDING COMPANY ANNOUNCES

COMMENCEMENT OF TENDER OFFER

TO REPURCHASE UP TO 1,000,000 SHARES OF ITS COMMON STOCK

Stamford, Connecticut, April 24, 2020. Independence Holding Company (NYSE:IHC) announced today that it has commenced a tender offer to purchase up to 1,000,000 shares of its common stock at a price per share of $27.00, net to the seller in cash, without interest, less any applicable withholding taxes (the “Purchase Price”). The maximum number of shares proposed to be purchased in the tender offer represents approximately 6.8% of the 14,785,565 shares of IHC common stock outstanding as of April 24, 2020 and involves a gross aggregate purchase price of $27 million, assuming the maximum number of shares are tendered.

The tender offer will expire at 5:00 p.m., Eastern time, on Thursday, May 21, 2020, unless extended by IHC. Tenders of shares must be made on or prior to the expiration of the tender offer and may be withdrawn at any time on or prior to the expiration of the tender offer. The tender offer is subject to a number of terms and conditions described in the Offer to Purchase that is being distributed to stockholders.

On the terms and subject to the conditions of the tender offer, IHC’s stockholders will have the opportunity to tender some or all of their shares at a price of $27.00 per share. If stockholders properly tender a total of more than 1,000,000 shares, IHC will purchase shares tendered by those stockholders owning fewer than 100 shares, without proration, and all other shares tendered will be purchased on a pro rata basis, as described in the Offer to Purchase. Stockholders whose shares are purchased in the tender offer will be paid the Purchase Price promptly after the expiration of the tender offer period.

The Information Agent for the tender offer is D.F. King & Co., Inc. The Depositary is Broadridge Corporate Issuer Solutions, Inc. The Offer to Purchase, Letter of Transmittal and related documents are being mailed to stockholders of record and also will be made available for distribution to beneficial owners of IHC common stock. For questions and information, please call the Information Agent at: for banks and brokers: (212) 269-5550; for all others: (877) 864-5057; or email to ihc@dfking.com.

None of IHC, its Board of Directors or the Information Agent or the Depositary for the tender offer has made or will make any recommendations to stockholders as to whether to tender or refrain from tendering their shares in the tender offer. Stockholders must make their own decision as to how many shares they will tender, if any.  In so doing, stockholders should read and evaluate carefully the information in the Offer to Purchase, Letter of Transmittal and related documents.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL SHARES OF INDEPENDENCE HOLDING COMPANY COMMON STOCK. THE TENDER OFFER IS BEING MADE ONLY PURSUANT TO THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS THAT IHC WILL SHORTLY BE DISTRIBUTING TO ITS STOCKHOLDERS AND FILING WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED

MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. STOCKHOLDERS AND INVESTORS MAY OBTAIN A FREE COPY OF THE TENDER OFFER STATEMENT ON SCHEDULE TO, OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT IHC WILL SHORTLY BE FILING WITH THE SEC AT THE SEC’S WEBSITE AT WWW.SEC.GOV OR BY CALLING D.F. KING & CO., INC., THE INFORMATION AGENT FOR THE TENDER OFFER, AT THE NUMBERS ABOVE. STOCKHOLDERS ARE URGED TO CAREFULLY READ THESE MATERIALS PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE TENDER OFFER.

About The IHC Group

Independence Holding Company (NYSE: IHC), formed in 1980, is a holding company that is principally engaged in underwriting, administering and/or distributing group and individual specialty benefit products, including disability, supplemental health, pet, and group life insurance through its subsidiaries (Independence Holding Company and its subsidiaries collectively referred to as “The IHC Group”). The IHC Group consists of three insurance companies (Standard Security Life Insurance Company of New York, Madison National Life Insurance Company, Inc. and Independence American Insurance Company). We also own the following agencies: (i) PetPartners Inc., our pet insurance administrator; (ii) IHC Specialty Benefits, Inc., a technology-driven full-service marketing and distribution company that focuses on small employer and individual consumer products through its call center, career agents, and Independence Brokerage Group; and (iii) The INSX Cloud Platform through My1HR, our wholly owned Web Based Entity. IHC also owns the following domains: www.healthedeals.com; www.healthinsurance.org; www.medicareresources.org; www.petplace.com; and mypetinsurance.com.

Forward-looking Statements

Certain statements and information contained in this release may be considered “forward-looking statements,” such as statements relating to management's views with respect to future events and financial performance. These forward-looking statements may include statements regarding IHC's proposed tender offer, including the maximum number of shares of common stock IHC will offer to purchase in the tender offer and the expected timing of the commencement of the tender offer. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from historical experience or from future results expressed or implied by such forward-looking statements.  Potential risks and uncertainties include, but are not limited to, economic conditions in the markets in which IHC operates, new federal or state governmental regulation, IHC’s ability to effectively operate, integrate and leverage any past or future strategic acquisition, and other factors which can be found in IHC’s other news releases and filings with the Securities and Exchange Commission. IHC expressly disclaims any duty to update its forward-looking statements unless required by applicable law.